2019 Earnings Distribution Proposal

Ecopetrol S.A. (BVC: ECOPETROL; NYSE: EC) (“Ecopetrol” or the “Company”) informs the 2019 earnings distribution proposal, approved by its Board of Directors, which will be submitted for the consideration of the Shareholders Meeting that will take place on March 27, 2020:

The proposed earnings distribution approved by the Board of Directors follows the Company’s dividend policy (between 40% and 60% of the adjusted net income). In line with that policy, a COP $180 ordinary dividend per share is proposed.*

In addition, the Board is also proposing the allocation of an occasional reserve up to COP $4,557,073,968,683. This occasional reserve provides sustainability and financial flexibility for the Company while executing its development plans.

The proposed payment dates will be April 23, 2020 (100% to minority shareholders / 50% to the majority shareholder), and December 01, 2020** (50% to the majority shareholder).

*The direct application of the percentage results in a dividend of $ 180.48 per share, which is rounded to the nearest number in pesos.

** The date of the second payment may be modified, within the same month of December, by Ecopetrol and the majority shareholder.

  Bogotá, March 02, 2020

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This release contains statements that may be considered forward looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. All forward-looking statements, whether made in this release or in future filings or press releases or orally, address matters that involve risks and uncertainties, including in respect of the Company’s prospects for growth and its ongoing access to capital to fund the Company’s business plan, among others. Consequently, changes in the following factors, among others, could cause actual results to differ materially from those included in the forward-looking statements: market prices of oil & gas, our exploration and production activities, market conditions, applicable regulations, the exchange rate, the Company’s competitiveness and the performance of Colombia’s economy and industry, to mention a few. We do not intend, and do not assume any obligation to update these forward-looking statements.

For further information, please contact:

Juan Pablo Crane de Narváez

Head of Capital Markets

Phone: (+571) 234 5190

E-mail: investors@ecopetrol.com.co

Jorge Mauricio Tellez

Media Relations (Colombia)

Phone: (+ 571) 234 4329

E-mail: mauricio.tellez@ecopetrol.com.co